Exhibit 99

TITAN REPORTS RECORD THIRD QUARTER SALES AND NET INCOME

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
October 28, 2008

Third quarter highlights:

•	For the third quarter of 2008, sales, gross profit, income from operations and net income categories achieved all-time third quarter records.

•	Sales for third quarter 2008 were $255.5 million, an increase of $60 million, or 31 percent, as compared to $195.5 million in the third quarter of last year.

•	Gross profit was $37.4 million for the quarter, an improvement of over $19 million, or 105 percent, from the $18.3 million recorded in last year’s third quarter.

•	Income from operations was $21.3 million for the third quarter of 2008, rising $18½ million, or 688 percent, compared to $2.7 million in the previous year’s third quarter.

•	Net income was $10.3 million for the quarter, an improvement of $11 million, compared to last year’s third quarter loss of $(0.9) million.

•	Basic and diluted earnings per share were $.30 cents for the third quarter of 2008, which increased $.33 cents when compared to a loss of $(.03) in the third quarter of last year.

Statement of Chief Executive Officer:

“Titan had the best third quarter in our history, and we came close to breaking our all-time record,” said Titan Chairman and CEO Maurice M. Taylor Jr. “The third quarter is unique in that we typically close our facilities for 1-2 weeks for routine maintenance, our employees take the majority of their vacation time during this quarter, and our OEM customers also shut down for a few weeks in this time period as well. With those things considered, it really says something about how outstanding this quarter was for Titan. In addition, each facility is currently undergoing major capital improvements for Titan’s super giant steel belted radial tire program. This project includes both wheel and tire operations. Titan has also been training over 200 new employees throughout the company, and we earned $.30 per share for the quarter. So what’s ahead for next quarter and 2009?” said Taylor.

“Titan has set a goal to produce 900 super giant tires in 2008, and I believe this is still achievable. The majority of production will be in fourth quarter. Our goal is to make fourth quarter our best, and we will set a record for 2008. The farm tire market is strong, and should continue through 2009, as should the strength seen in Titan’s mining market. We know commodities have dropped, but they would need to drop a lot further than where they are now before demand starts backing down.

“Titan is the lowest-cost manufacturer of tires and wheels in North America, period. We have built the lowest cost manufacturing operations and have the lowest SG&A, so we are prepared for whatever comes about in the marketplace, but for now we expect positive results. After Titan’s Board of Directors meeting in December, I’ll give my thoughts on my goals for sales and EBITDA for 2009.

“Titan’s super giant tires are running in three mines and all are performing better than expected, with no failures—so much for rumors, folks! The fourth quarter will see Titan’s super giant steel belted radials in mines around the world, period.”

Year-to-date highlights

•	September 2008 year-to-date sales, gross profit, income from operations and net income categories each achieved September year-to-date records for Titan.

•	September 2008 year-to-date sales were $778.1 million, an increase of $146 million, or 23 percent, from $632.1 million for the nine-month period in 2007.

•	September 2008 year-to-date gross profit was $111.7 million, increasing nearly $39 million, or 53 percent, from $72.8 million last year.

•	Income from operations was $61.8 million for the first nine months of 2008, an improvement of over $31 million, or 104 percent, compared to last year’s $30.2 million.

•	Year-to-date net income was $31.7 million in 2008, rising over $30 million when compared to $1.6 million in 2007.

•	Fully diluted earnings per share were $.91 cents for the first nine months of 2008, an $.86-cent improvement compared to the $.05 cents recorded in the first nine months of 2007.

Financial overview:

Sales:  Titan recorded sales of $255.5 million for the third quarter of 2008, which were 31 percent higher than the third quarter 2007 sales of $195.5 million. Net sales for the first nine months of 2008 were $778.1 million, up from the $632.1 million recorded in the first nine months of 2007, a 23 percent increase. The record sales levels for the third quarter and first nine months of 2008 were attributed to exceptionally strong demand in the company’s agricultural market, which reported higher sales of approximately 50 percent for the third quarter of 2008 and approximately 40 percent for the first nine months of 2008 as compared to the respective 2007 periods.

Gross profit:  Gross profit for the third quarter of 2008 was $37.4 million, as compared to $18.3 million in the third quarter of 2007. Year-to-date gross profit was $111.7 million for 2008, as compared to $72.8 million for 2007.

Income from operations:  Income from operations for the third quarter of 2008 was $21.3 million, as compared to $2.7 million in the third quarter of 2007. Year-to-date income from operations was $61.8 million in 2008, compared to $30.2 million in 2007.

Pre-tax income:  Income before taxes for the third quarter of 2008 was $17.2 million, as compared to a loss before taxes of $(0.8) million in 2007. Year-to-date income before taxes totaled $52.9 million in 2008, as compared to $4.7 million in 2007. The year-to-date total for 2007 included a $13.4 million noncash convertible debt conversion charge.

Income taxes:  Income taxes of $6.9 million were recorded for the third quarter of 2008, compared to $0.1 million in 2007. Year-to-date, income tax expense was $21.2 million for the nine months ended September 30, 2008, compared to $3.1 million in 2007.

Net income:  Net income was $10.3 million for the third quarter of 2008, compared to a net loss of $(0.9) million in third quarter 2007. Year-to-date, net income was $31.7 million in 2008 and $1.6 million year-to-date in 2007.

Earnings per share:  For the third quarter of 2008, basic and diluted earnings per share were $.30, as compared to loss per share of $(.03) in 2007.  Year-to-date basic earnings per share were $.92 and diluted earnings per share were $.91 in 2008, as compared to year-to-date basic and diluted earnings per share of $.05 in 2007.

Capital expenditures: Titan’s capital expenditures for the first nine months of 2008 were $60.1 million, which included approximately $47 million of expenditures related to the Giant OTR Project.

Stock split:

In June 2008, Titan’s Board of Directors approved a five-for-four stock split with a record date of July 31, 2008, and a payable date of August 15, 2008.  The Company gave five shares for every four shares held as of the record date.  Stockholders received one additional share for every four shares owned as of the record date and received cash in lieu of fractional shares.  All share and per share data has been adjusted to reflect the effect of the stock split for all periods presented.

Giant OTR Project:

In May 2007, Titan’s Board of Directors approved funding for the company to increase giant OTR mining tire production capacity to include 57-inch and 63-inch giant radial tires (the “Giant OTR Project”). The company began start-up production of these giant mining tires in July 2008.

Safe harbor statement:

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2007. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description:

QUINCY, Ill.—Titan International Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Titan International, Inc.
Consolidated Condensed Statements of Operations (Unaudited)
For the three and nine months ended September 30, 2008 and 2007

Amounts in thousands except earnings per share data.
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net sales	$255,463	$195,472	$778,102	$632,083
Cost of sales	218,040	177,178	666,389	559,287
Gross profit	37,423	18,294	111,713	72,796

Selling, general & administrative expenses	13,789	14,123	43,155	38,090
Royalty expense	2,371	1,474	6,786	4,490
Income from operations	21,263	2,697	61,772	30,216

Interest expense	(3,734)	(4,472)	(11,426)	(14,651)
Noncash convertible debt conversion charge	0	0	0	(13,376)
Other income	(358)	975	2,559	2,521
Income (loss) before income taxes	17,171	(800)	52,905	4,710

Provision for income taxes	6,868	78	21,162	3,109

Net income (loss)	$10,303	$(878)	$31,743	$1,601

Earnings per common share *:
Basic	$.30	$(.03)	$.92	$.05
Diluted	.30	(.03)	.91	.05

Average common shares outstanding *:
Basic	34,499	34,139	34,373	31,421
Diluted	34,883	34,139	34,798	31,988

* Adjusted to reflect August 15, 2008, five-for-four stock split

Segment Information
 Revenues from external customers (Unaudited)
Amounts in thousands
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Agricultural	$179,162	$118,530	$538,263	$377,930
Earthmoving/Construction	71,287	69,431	221,591	216,891
Consumer	5,014	7,511	18,248	37,262
Total	$255,463	$195,472	$778,102	$632,083

Titan International, Inc.
Consolidated Condensed Balance Sheets (Unaudited)

Amounts in thousands
	September 30,	December 31,
Assets	2008	2007
Current assets:
Cash and cash equivalents	$35,639	$58,325
Accounts receivable	148,474	98,394
Inventories	143,699	128,048
Deferred income taxes	17,622	25,159
Prepaid and other current assets	21,616	17,839
Total current assets	367,050	327,765

Property, plant and equipment, net	236,737	196,078
Investment in Titan Europe Plc	11,623	34,535
Goodwill	11,702	11,702
Other assets	18,361	20,415
Total assets	$645,473	$590,495

Liabilities & Stockholders’ Equity
Current liabilities:
Accounts payable	$84,946	$43,992
Other current liabilities	45,775	43,788
Total current liabilities	130,721	87,780

Long-term debt	200,000	200,000
Deferred income taxes	6,025	14,044
Other long-term liabilities	11,029	16,149
Stockholders’ equity	297,698	272,522
Total liabilities & stockholders’ equity	$645,473	$590,495

Titan 2008 third quarter conference call:
Titan International Inc. will hold its earnings conference call for the third quarter that ended September 30, 2008, at 9 a.m. Eastern Time on Wednesday, October 29, 2008.

To participate in the conference call, dial (888) 423-3276 (International: (612) 332-0806) and request the Titan International Inc. earnings conference call.

A telephonic replay will be available until November 5, 2008. To access the replay, dial (800) 475-6701 and enter code 963330 (International: (320) 365-3844). For more information, visit www.titan-intl.com.

Contact: Courtney Leeser, Communications Coordinator
(217) 221-4489